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EXHIBIT 1

                                  NEWS RELEASE
                                  ------------

                       CHICAGO BRIDGE & IRON COMPANY N.V.

FOR IMMEDIATE RELEASE:                          FOR FURTHER INFORMATION CONTACT:
NOVEMBER 27, 2000                            MEDIA: BRUCE STEIMLE (815) 439-4006
                                             ANALYSTS: JEAN BROWN (815) 439-4072



              CHICAGO BRIDGE & IRON PROVIDES UPDATE TO SHAREHOLDERS
   DATE FOR SHAREHOLDER MEETING SET; SPECIAL CHARGES TO IMPACT FOURTH QUARTER

          PLAINFIELD, ILL. -- Nov. 27, 2000 -- Chicago Bridge & Iron Company N.V. (NYSE & AEX: CBI) announced that it has filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in conjunction with a Special Meeting of Shareholders to consider several items relating to the Company's acquisition of Howe-Baker International, Inc. The meeting is scheduled for 10 a.m. local time on December 15, 2000, at the Sheraton Amsterdam Airport Hotel near Amsterdam, The Netherlands.

          The proxy statement is being mailed to all registered shareholders. It also will be available for viewing and download from the Investor Relations section of the Company's Web site (www.chicagobridge.com).

          CB&I is actively working to integrate the operations of Howe-Baker International, Inc. in anticipation that subsequent to a successful shareholder vote the acquisition will close during the fourth quarter. The Company may incur acquisition-related charges after completing its evaluation of duplicate facilities and personnel, which would be recognized primarily in the fourth quarter. The amount of any potential charges has yet to be determined.

          In addition, the Company will incur a special charge in the fourth quarter relating to its previously announced Voluntary Resignation Offer. The Company will record a pre-tax special charge in the fourth quarter of $13.4 million ($9.6 million net of tax) for the anticipated payments associated with the Offer.

          A special charge also will result from a non-cash valuation allowance against a net long-term receivable for the Tuban (T.P.P.I.) Project, a petrochemical project in Indonesia that was suspended in 1998 due to the Asian economic crisis and a lack of viable financing. Based on its current assessment of the status of the project, the Company will recognize a special charge of $28.2 million ($24.2 million net of tax) in the fourth quarter as a full valuation allowance against this net long-term receivable and remove $50 million for the project from its backlog.

          "While we continue to believe the Tuban Project is viable and ultimately will restart, at present there is a great deal of uncertainty surrounding it," said Gerald M. Glenn, Chairman, President and CEO. "We felt it was appropriate to establish this valuation allowance to properly reflect its current status in our financial statements. We are working with the parties involved in the project and continue to pursue what we hope will be a substantial recovery."

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          More information on the Tuban Project is provided in the Company's
Current Report on Form 8-K to be filed with the SEC.

          Excluding the special charges mentioned above, CB&I's full-year EPS is expected to be between $0.90 and $1.00 per share, which is unchanged from the Company's previous outlook and Street expectations.

          The Company is proceeding with the next steps in its acquisition of the Water and Engineered Construction divisions of Pitt-Des Moines, Inc., pursuant to a letter of intent signed on August 29, 2000. CB&I is exploring a number of equity-based financing alternatives for the transaction and is working through the process of obtaining regulatory clearance, as well as pursuing the actions that will lead to the execution of a definitive purchase agreement. The Company believes this transaction, if it can be consummated, will benefit the employees, customers and shareholders of both companies.

          Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the uncertain timing and the funding of new contract awards; cost overruns on fixed priced contracts; increase in competition by competitors; fluctuating revenues resulting from the cyclic nature of the individual markets in which the Company's customers operate; reduced activity in the hydrocarbon industry, demand from which is the largest component of the Company's revenue; no assurance that the Company will be successful in modifying or replacing its existing Revolving Credit Facility to meet its financing requirements; the Company's ability to successfully consummate the Howe-Baker International, Inc. and the Pitt-Des Moines, Inc. transactions; and the Company's ability to integrate and successfully operate acquired businesses, including Howe-Baker International, Inc. and certain divisions of Pitt-Des Moines, Inc., and the risks associated with those businesses. Additional factors are set forth in the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Report on Form 8-K (as amended) which describe other factors that could cause actual results to differ from such forward-looking statements, as well as the Company's other filings with the Securities and Exchange Commission (including, but not limited to the "Risk Factors" disclosed in its Registration Statement on Form S-1 [File No. 333-18065], as amended). The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

          CB&I is a global engineering and construction company specializing in the design and engineering, fabrication, field erection and repair of bulk liquid terminals, storage tanks, process vessels, refrigerated storage and process systems, and other steel plate structures and their associated systems. Information about Chicago Bridge & Iron is available from the Company's Web site at www.chicagobridge.com.



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